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EXHIBIT 11
Statement re: Computation of Per Share Earnings
(In thousands, except per share data)
                                                Three Months
                                                Ended March 31
                                                  1997     1996
Primary

Net income                                        $161,056 $150,419

Average common shares outstanding                  218,378  225,796
Average common share equivalents outstanding <F1>:
  Stock options                                      1,509    1,431
  Restricted stock                                  (1,660)  (1,839)
Average primary common shares                      218,227  225,388
Earnings per common share - Primary               $   0.74 $   0.66


Fully Diluted

Net income                                        $161,056 $150,419

Average common shares outstanding                  218,378  225,796
Average common share equivalents outstanding <F1>:
  Stock options                                      1,520    1,458
  Restricted stock                                  (1,627)  (1,832)
Average fully diluted common shares                218,271  225,422
Earnings per common share - Fully Diluted         $   0.74 $   0.66

<F1>Includes the incremental effect of stock options and restricted stock outstanding computed under the treasury stock method.
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